Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Smartmetric, Inc., of our report dated October 12, 2017 on our audit of the financial statements of Smartmetric, Inc. as of June 30, 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2017.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

October 12, 2017